Item 30. Exhibit (h) i. j. 1. iii.

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

(Updated and effective as of August 11, 2025)

Name of Separate Account	Contracts Funded by Separate Account

Massachusetts Mutual Variable Life Separate Account I Established July 13, 1988	Apex VULSM
Massachusetts Mutual Variable Life Separate Account IX Established August 17, 2020	Strategic Life 20
Massachusetts Mutual Variable Life Separate Account X Established June 15, 2023	Strategic Life 21
Massachusetts Mutual Variable Life Separate Account VII Established October 17, 2005	Strategic Life 20B Strategic Life 21B